Exhibit 99.1

American Residential Properties, Inc. Announces Private Offering of $100 Million
Exchangeable Senior Notes Due 2018

SCOTTSDALE, Arizona, November 20, 2013 - American Residential Properties, Inc. (NYSE: ARPI) (the "Company") today announced that American Residential Properties OP, L.P. (the “Operating Partnership”), the majority-owned subsidiary through which the Company conducts its operations, has commenced a private offering of $100 million aggregate principal amount of the Operating Partnership's Exchangeable Senior Notes due 2018, which will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

The notes will be senior unsecured obligations of the Operating Partnership and will be guaranteed by the Company on a senior unsecured basis. The interest rate, exchange rate and other terms of the notes will be determined by negotiations between the Company, the Operating Partnership and the initial purchasers of the notes. The Operating Partnership expects to grant the initial purchasers a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments, if any.

The Operating Partnership intends to use the net proceeds from the offering to repay amounts outstanding under the Company’s senior secured revolving credit facility and for general corporate purposes.

The notes and any shares of the Company's common stock that may be issued upon exchange of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This release shall not constitute an offer to sell or a solicitation of an offer to buy any of the notes or shares of the Company’s common stock, nor shall there be any sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

About American Residential Properties, Inc.
American Residential Properties, Inc. is an internally managed real estate company, organized as a real estate investment trust (REIT) for federal income tax purposes, that acquires, owns and manages single-family homes as rental properties.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company's present expectations, but these statements are not guaranteed to occur. For example, the fact that the offering described above has launched may imply that the offering will price and close, but both pricing and closing are subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the Company expects to grant the initial purchasers an over-allotment option may imply that this option will be exercised. However, the initial purchasers will not be under any obligation to exercise any such option, or any portion of it, and they may not do so. Investors should not place undue reliance upon forward-looking statements.

SOURCE: American Residential Properties, Inc.

INVESTOR CONTACT:	American Residential Properties, Inc.
Shant Koumriqian
Chief Financial Officer
ir@americanresidentialproperties.com
480-474-4800

MEDIA CONTACT:	Financial Profiles, Inc.
Lisa Mueller
lmueller@finprofiles.com
310-478-2700 x21